EXHIBIT 99.2
TENNECO PRICES $500 MILLION OF 6 7/8 PERCENT SENIOR NOTES DUE 2020
Lake Forest, Illinois, December 9, 2010 — Tenneco Inc. (NYSE: TEN) today announced that it has priced a private offering of $500,000,000 of 6 7/8 percent senior notes due December 15, 2020. Tenneco intends to use the proceeds of this offering net of related fees and expenses, together with cash on hand and available liquidity, to purchase any and all of its outstanding $500 million 8 5/8 percent senior subordinated notes tendered in the tender offer launched earlier today and to redeem any of such notes that are not tendered and to pay fees, premiums, expenses and accrued interest related to the tender offer or redemption. The private offering is subject to conditions and is expected to close on December 23, 2010.
These transactions are expected to reduce Tenneco’s annual interest expense by approximately $9 million. Tenneco expects to record approximately $21 million in non-recurring pre-tax charges related to retiring the senior subordinated notes.
The new notes will be general senior obligations of Tenneco and will mature on December 15, 2020 with interest payable semi-annually on June 15 and December 15, beginning on June 15, 2011. The notes will be guaranteed by each of Tenneco’s domestic restricted subsidiaries that also guarantee Tenneco’s senior credit facility. These guarantees will be general senior obligations of the guarantors. The notes and guarantees will not be secured by any assets of Tenneco or the guarantors.
Tenneco is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.
Company Information and Forward Looking Statements
Tenneco is a $4.6 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
The disclosures herein include statements that are “forward looking” within the meaning of federal securities law concerning Tenneco’s proposed offering. The terms of, and Tenneco’s ability to complete, such transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
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Linae Golla	Jane Ostrander
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847 482-5162	847 482-5607